FORM 3
                    UNITED STATES
         SECURITIES AND EXCHANGE COMMISSION          _____________________
                WASHINGTON, D.C.  20549             |    OMB APPROVAL     |
                                                    |_____________________|
                 INITIAL STATEMENT OF               |OMB NUMBER: 3235-0104|
          BENEFICIAL OWNERSHIP OF SECURITIES        |EXPIRES:             |
                                                    |   JANUARY 31, 2005  |
      Filed pursuant to Section 16(a) of the        |ESTIMATED AVERAGE    |
        Securities Exchange Act of 1934,            |BURDEN HOURS         |
       Section 17(a) of the Public Utility          |PER RESPONSE..... 0.5|
         Holding Company Act of 1935                |_____________________|
      or Section 30(h) of the Investment
             Company Act of 1940

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1.  Name and Address of Reporting Person*

      Turner                       Edward
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       (Last)                      (First)                    (Middle)

         3900 W. 43rd Street
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                                  (Street)

         Chicago                  Illinois                     60632
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       (City)                      (State)                      (Zip)

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2.  Date of Event Requiring Statement (Month/Day/Year)
        08/08/02
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3.  I.R.S. Identification Number of Reporting Person, if an entity
    (voluntary)

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4.  Issuer Name and Ticker or Trading Symbol

         Packaging Dynamics Corporation (PKDY)
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5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
    [  ] Director
    [  ] 10% Owner
    [X ] Officer (give title below)
    [  ] Other (specify title below)
                  Vice President and General Manager
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6.  If Amendment, Date of Original (Month/Day/Year)

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7.  Individual or Joint/Group Filing (Check Applicable Line)
     X   Form filed by One Reporting Person
    ---
         Form filed by More than One Reporting Person
    ---

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TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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|1. Title of Security|2. Amount of   |3. Ownership   |4. Nature of        |
|   (Instr. 4)       |   Securities  |   Form: Direct|   Indirect         |
|                    |   Beneficially|   (D) or      |   Beneficial       |
|                    |   Owned       |   Indirect (I)|   Ownership        |
|                    |   (Instr. 4)  |   (Instr. 5)  |   (Instr. 5)       |
|____________________|_______________|_______________|____________________|
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[TYPE ENTRIES HERE]  |               |               |                    |
                     |               |               |                    |
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  Common Stock       |       90      |       D       |                    |
                     |               |               |                    |
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                     |               |               |                    |
                     |               |               |                    |
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TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
          (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative Security (Instr. 4)

         Employee Stock Options
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2. Date Exercisable and Expiration Date (Month/Day/Year)

             07/01/05                                  07/01/12
        -------------------                         ------------------
         Date Exercisable                            Expiration Date
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3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)

         Common Stock                                56,304
   ----------------------------------         ------------------------
               Title                          Amount or Number of Shares
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4. Conversion or Exercise Price of Derivative Security

         $3.90
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5. Ownership Form of Derivative Securities: Direct(D) or Indirect(I)
   (Instr. 5)

         D
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6. Nature of Indirect Beneficial Ownership (Instr. 5)



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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

   EXPLANATION OF RESPONSES:





      /s/ Edward Turner                                11/14/02
   -----------------------------------              ------------------
      VP - Gen Mgr IPMC Div.                              DATE
   **  SIGNATURE OF REPORTING PERSON



    * If the form is filed by more than one reporting person, see Instruction 5(b)(v).

   ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS. SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

  NOTE: FILE THREE COPIES OF THIS FORM, ONE OF WHICH MUST BE MANUALLY SIGNED. IF SPACE IS INSUFFICIENT, SEE INSTRUCTION 6 FOR PROCEDURE.

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